Euronet Announces Authorization to Repurchase Convertible Debentures and Common Stock

Leawood, Kansas - August 22, 2011-Euronet Worldwide, Inc. (Nasdaq: EEFT), a leading global electronic payments provider and distributor, today announces that its Board of Directors has authorized the repurchase in privately negotiated transactions of any or all of its $175 million 3.50% Convertible Debentures. Additionally, the Company announced that its Board of Directors also authorized the repurchase of up to $100 million or 5 million shares of Euronet Worldwide, Inc. common stock outstanding. The Company is authorized to repurchase in the open market or in privately negotiated transactions as deemed appropriate by management.

“The repurchase of either our convertible bonds or common stock is continuing evidence of Euronet's strategy to manage its capital structure by opportunistically buying back bonds or shares at attractive returns on capital,” said Michael J. Brown, Euronet's chairman and chief executive officer. “We believe that recent changes in the trading values of our shares have provided us with an opportunity to enhance long-term value.”

The Company may utilize existing cash reserves, cash flows from operations or borrowings to fund any repurchases. The timing and amount of any repurchases will be determined by the Company's management based upon its evaluation of the trading prices of the securities, market conditions, trading restrictions, limitations on repurchases of securities under its credit agreement and other factors. The repurchase programs do not obligate the Company to repurchase any dollar amount or number of shares or debentures, and either program may be extended, modified, suspended or discontinued at any time.

About Euronet Worldwide, Inc.
Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The Company offers payment and transaction processing solutions to financial institutions, retailers, service providers and individual consumers. These services include comprehensive ATM, POS and card outsourcing services, card issuing and merchant acquiring services, software solutions, consumer money transfer and bill payment services, and electronic distribution for prepaid mobile phone time and other prepaid products. Euronet's global payment network is extensive - including 12,058 ATMs, approximately 53,000 EFT POS terminals and a growing portfolio of outsourced debit and credit card services which are under management in 33 countries; card software solutions; a prepaid processing network of approximately 588,000 POS terminals at approximately 276,000 retailer locations in 29 countries; and a consumer-to-consumer money transfer network of approximately 133,000 locations serving 133 countries. With corporate headquarters in Leawood, Kansas, USA, and 44 worldwide offices, Euronet serves clients in approximately 150 countries. For more information, please visit the Company's website at www.euronetworldwide.com.

Statements contained in this news release that concern Euronet's or its management's intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: conditions in world financial markets and general economic conditions; technological developments affecting the market for the Company's products and services; foreign currency exchange fluctuations; the Company's ability to renew existing contracts at profitable rates; changes in fees payable for transactions performed for cards bearing international logos or over switching networks such as card transactions on ATMs; and changes in laws and regulations affecting the Company's business, including immigration laws. These risks and other risks are described in the Company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained via the SEC's Edgar website or by contacting the Company or the SEC. Euronet does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. The Company regularly posts important information to the investor relations section of its website.

Media Contact:
John Livers
913-327-4200